                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        HOUSEHOLD INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                                  household logo

                                                                  March 31, 1998

Dear Stockholder:

  You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 13, 1998, at 9:30 a.m. at Household's corporate headquarters in Prospect Heights, Illinois.

  I am pleased to report that 1997 was a year of both record performance and investment in future growth. We again reported record earnings and our sixth consecutive year of earnings per share growth exceeding 20 percent. We also improved many of our key performance measures. We accomplished this while investing in the long-term growth of our businesses and increasing credit loss reserves. We expanded our consumer finance and auto lending businesses with acquisitions during 1997. I will review our progress and prospects for 1998 at our annual meeting.

  Earlier this month the Board of Directors increased the quarterly dividend on Household's common stock to 45 cents per share from 42 cents per share beginning with the April 15, 1998 payment. This increase comes just six months after the previous increase, thus cash dividends paid to shareholders in 1998 will be 11 percent above 1997.

  The notice of meeting and proxy statement following this letter describes the business to be transacted. On the attached proxy you are asked to appoint your Board of Directors for the upcoming year, ratify the appointment of Arthur Andersen LLP as our independent public accountants, increase the number of common stock shares we can issue from 250 to 750 million shares, and approve a new key executive bonus plan. If you approve the share increase, we will distribute a special common stock dividend having the effect of a 3-for-1 stock split. For example, if you hold 100 shares, you will receive an additional 200 shares. Shareholders of record as of May 14, 1998 will receive their new shares on or about June 1, 1998.

  Whether or not you plan to attend the meeting, we encourage you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every shareholder is important.

                                          Sincerely,

                                          /s/ William Aldinger
                                          WILLIAM F. ALDINGER
                                          Chairman and
                                          Chief Executive Officer

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                                [HOUSEHOLD LOGO]

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 31, 1998

To the Stockholders of HOUSEHOLD INTERNATIONAL, INC.:

  The Annual Meeting of Stockholders of Household International, Inc. ("Household") will be held at Household's headquarters at 2700 Sanders Road, Prospect Heights, Illinois 60070, on Wednesday, May 13, 1998, at 9:30 a.m. for the following purposes:

  (1) to elect Directors;

  (2) to increase the number of shares of common stock authorized for issuance from 250,000,000 shares to 750,000,000 shares;

  (3) to approve the 1998 Key Executive Bonus Plan;

  (4) to ratify the appointment of Arthur Andersen LLP as our independent public accountants; and

  (5) to transact any other business which may properly come before the meeting.

  Stockholders of record of Household's common stock, par value $1.00 per share ("Common Stock"), as of the close of business on March 18, 1998 are entitled to vote at the meeting.

  YOUR VOTE IS IMPORTANT TO HOUSEHOLD. IF YOU DO NOT EXPECT TO VOTE IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Paul Shay
                                          PAUL SHAY
                                          Assistant General Counsel
                                          and Secretary

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                                  household logo

                                PROXY STATEMENT

  The proxy you received allows you to vote on certain issues at our May 13, 1998 Annual Meeting of Stockholders. In practice, very few shareholders actually attend the Annual Meeting to personally cast their ballot. Votes are usually cast by proxy where you mark your proxy and send it to a company or group which must deliver your share vote as you indicated. The gathering and tabulation of your vote is monitored by a third party who must certify that proper procedures were followed before the results are official. You may change your vote any time up to the final exercise at the Annual Meeting by sending a written revocation to the Secretary of Household, by signing a proxy ballot dated after your most recent proxy, or by voting in person at the meeting. This proxy material is being mailed to stockholders on or about March 31, 1998.

  Only stockholders of record at the close of business on March 18, 1998 are entitled to vote at the meeting. The number of outstanding shares of Household Common Stock entitled to vote at the meeting is 107,304,658 shares (not including 17,026,517 shares of Common Stock held in treasury). Each share of Common Stock is entitled to one vote; however, shares of Common Stock which Household holds in treasury cannot be voted.

  If you return an unmarked proxy, your shares will be voted "FOR" each of the listed nominees to the Board of Directors, "FOR" increasing the number of shares of Common Stock authorized for issuance, "FOR" the 1998 Key Executive Bonus Plan and "FOR" the ratification of the appointment of Arthur Andersen LLP as our independent public accountants. Holders of over 50% of the outstanding shares entitled to vote must be present in person or by proxy before the Annual Meeting of Stockholders can begin. Shares are considered present even if the proxy indicates an abstaining or withheld vote. A majority of the shares voting at the Annual Meeting is necessary to elect each of the nominated Directors and ratify Arthur Andersen LLP as our independent public accountants. A majority of all outstanding shares of Common Stock is necessary to approve the amendment to Household's Restated Certificate of Incorporation to increase the number of shares of Common Stock and the 1998 Key Executive Bonus Plan. If you or a broker holding shares return a proxy marked "abstain" or a broker "non-vote", those votes will not be counted in the total for ratification of auditors but will be counted as votes against the amendment to our Certificate of Incorporation and approval of our new bonus plan.

  If you participate in the Household Dividend Reinvestment and Common Stock Purchase Plan ("DRP") and/or the Employee Stock Purchase Plan ("ESPP"), your proxy represents the number of full and fractional shares of Common Stock held in your DRP and/or ESPP accounts, as well as any shares of Common Stock registered in your name. If you own other Household shares, but they are held by a broker in street name, you will receive another, separate proxy for that number of shares from your bank or brokerage firm.

  If you participate in the Household International Tax Reduction Investment Plan ("TRIP"), an employee benefit plan of Household, please return your completed proxy/voting instruction card to Harris Trust and Savings Bank ("Harris") in the envelope provided. Vanguard Fiduciary Trust Company, the TRIP Trustee, will act as your proxy for shares of Common Stock held in your TRIP account. If Harris does not receive your voting instructions for your TRIP shares by May 8, 1998, those shares will be voted by the Trustee in the same way as the majority of TRIP held shares for which voting instructions are received. For example, the Trustee shall vote all unvoted shares of Common Stock in TRIP for the thirteen nominees (the number of Directors to be elected at the Annual Meeting) who receive the most votes actually cast.

  Household is paying for this proxy request. In addition to solicitations by mail, company officers, Directors, or employees may also ask for shareholder proxies in person or by telephone. They will not receive additional compensation for this activity. Household has hired Corporate Investor Communications, Inc. to solicit proxies. They will be paid $7,000 plus reimbursement of out-of-pocket expenses.

  All proxies, consents, ballots and voting materials will be kept confidential and not disclosed to anyone other than the inspectors of election and the tabulator. Voting records will be disclosed if required by law or if the election results are contested. If you write comments on a returned proxy, the tabulator will send them to us with your name but without revealing how you voted unless disclosure is necessary for us to understand your comment.

ITEM (1): ELECTION OF HOUSEHOLD DIRECTORS

  There are thirteen members of Household's Board of Directors. Unless a majority of the voting shares direct your proxy to do otherwise, your proxy will vote for the following nominees to the Board of Directors. Each elected Director is expected to serve until the next Annual Meeting or until their successor is elected. If a vacancy arises among them for any reason, your proxy gives the people who vote your shares discretion to elect (or reject) a substitute nominee.

NOMINEES FOR DIRECTOR

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
WILLIAM F. ALDINGER                                           50           1994
Chairman and Chief Executive Officer, Household
  International, Inc.
Member of the Executive Committee.
Mr. Aldinger joined Household in September 1994 as President and Chief Executive
Officer. He served as Vice Chairman of Wells Fargo Bank and a Director of several
Wells Fargo subsidiaries from 1986 until joining Household. Mr. Aldinger is also a
Director of Household Finance Corporation (a subsidiary of Household), Stone
Container Corporation, and SunAmerica Inc.

ROBERT J. DARNALL                                             60           1988
Chairman, President and Chief Executive Officer, Inland
  Steel Industries, Inc.
  (Carbon Steel Manufacturer and Industrial Materials
  Distributor)
Member of the Compensation and Executive Committees.
Mr. Darnall was appointed Chairman and Chief Executive Officer in 1992 and has been
President and a Director of Inland Steel Industries, Inc. since 1986. From 1984 to
1986 he was President and Chief Operating Officer -- Integrated Steel of Inland
Steel Company. Mr. Darnall is also a Director of Cummins Engine Company, Inc., the
Federal Reserve Bank of Chicago, and Ryerson Tull, Inc.

GARY G. DILLON                                                63           1984
Chairman and Chief Executive Officer, Schwitzer, Inc.
  (Manufacturer of Engine Components)
Member of the Audit and Finance Committees.
Mr. Dillon has served as Chairman of Schwitzer since 1991 and Chief Executive
Officer of Schwitzer since 1989. From 1989 to 1997 he also served as President of
Schwitzer. Prior to 1989 he was President and Chief Executive Officer of Household
Manufacturing, Inc., the former diversified manufacturing subsidiary of Household.
Mr. Dillon is also a Director of Kuhlman Corporation.

JOHN A. EDWARDSON                                             48           1995
President and Chief Operating Officer, UAL Corporation and
  United Airlines, Inc. (Air Transportation)
Member of the Audit and Compensation Committees.
Mr. Edwardson was appointed President and a member of the Board of Directors of both UAL Corporation and United Airlines, Inc. in 1994 and Chief Operating Officer
in 1995. He previously served as Executive Vice President and Chief Financial
Officer of Ameritech Corporation.

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
MARY JOHNSTON EVANS                                           68           1977
Director
Chair of the Nominating & Governance Committee; member of
  the Finance Committee.
Mrs. Evans served as Vice Chairman of the Board of AMTRAK between 1974 and 1979. In addition to being a Director of Household, Mrs. Evans is a Director of Baxter
International Inc., Delta Air Lines, Inc., The Dun & Bradstreet Corp., Saint-Gobain
Corp., Scudder New Europe Fund, and Sun Company, Inc. She is also a member of the
Advisory Board of Morgan Stanley Dean Witter and a member of the New York Stock
Exchange, Inc. Nominating Committee.

DUDLEY FISHBURN                                               51           1995
Director
Member of the Audit and Nominating & Governance Committees.
Mr. Fishburn served as the Conservative Member of Parliament for Kensington in
London from 1988 to 1997. Prior to entering Parliament, Mr. Fishburn was Executive
Editor, The Economist Newspaper Ltd. from 1979 until 1988. He is also a Director of
Cordiant Group Communications plc, Euclidian plc, First NIS Fund (Luxembourg), HFC
Bank plc (Household's primary subsidiary in the United Kingdom), Henderson Smaller
Companies Investment Trust plc, and Murray Emerging Economies Trust plc.

CYRUS F. FREIDHEIM, JR.                                       62           1992
Vice Chairman, Booz, Allen & Hamilton, Inc.
  (Management Consulting Firm)
Member of the Executive and Finance Committees.
Mr. Freidheim is Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a Director of LaSalle Street Fund Inc.,
MicroAge Inc., and Security Capital Group, Inc.

LOUIS E. LEVY                                                 65           1992
Director
Chair of the Audit Committee; member of the Finance
  Committee.
Mr. Levy retired as Vice Chairman of KPMG Peat Marwick LLP in 1990, having been with the firm since 1958. Mr. Levy is also a Director of BT Alex Brown/Flag
Investors Group of Mutual Funds and Kimberly-Clark Corporation.

GEORGE A. LORCH                                               56           1994
Chairman and Chief Executive Officer, Armstrong World
  Industries, Inc.
  (Manufacturer of Interior Finishes and Industrial
  Products)
Chair of the Compensation Committee; member of the
  Nominating & Governance Committee.
Mr. Lorch was appointed Chairman of the Board in 1994 and President and Chief
Executive Officer in 1993 and has been a Director of Armstrong World Industries,
Inc. since 1988. He has been affiliated with Armstrong since 1963. He is also a
Director of R. R. Donnelley & Sons Company and Warner-Lambert Company.

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
JOHN D. NICHOLS                                               67           1988
Director
Chair of the Executive Committee; "ex officio" non-voting
  member of the Audit,
  Compensation, Finance and Nominating & Governance
  Committees.
Mr. Nichols retired as Chairman of the Board of Illinois Tool Works Inc. in 1996.
He was Chairman since 1986, previously serving as its President from 1982 through
1986 and Chief Executive Officer from 1982 until September 1, 1995, and had been a
Director since 1981. Mr. Nichols is a Director of Grand Eagle Companies Inc.,
Philip Morris Companies Inc., Rockwell International Corporation, and Stone
Container Corporation.

JAMES B. PITBLADO                                             65           1994
Director
Chair of the Finance Committee; member of the Audit
  Committee.
Prior to his 1994 retirement, Mr. Pitblado had been a Senior Executive with RBC
Dominion Securities, Inc. of Toronto, Canada and its predecessor companies for 35 years and served as Chairman from 1985 until 1992. He was a Director of Household
Financial Corporation Limited (the Canadian business unit of Household) between
1984 and 1994.

S. JAY STEWART                                                59           1994
Chairman and Chief Executive Officer, Morton International,
  Inc.
  (Manufacturer of Specialty Chemicals and Salt)
Member of the Compensation and Executive Committees.
Mr. Stewart became Chairman of the Board and Chief Executive Officer of Morton
International, Inc. in 1994 and has been a Director since 1989. From 1989 through
1994 he was President and Chief Operating Officer of Morton International. Mr.
Stewart is also a Director of Autoliv, Inc.

LOUIS W. SULLIVAN, M.D.                                       64           1993
President of Morehouse School of Medicine
  (Educational Institution)
Member of the Compensation and Nominating & Governance
  Committees.
Dr. Sullivan has been President of the Morehouse School of Medicine in Atlanta,
Georgia since 1993. He held the same position from 1981 until 1989 when he was confirmed United States Secretary of Health and Human Services. Dr. Sullivan is
also a Director of Bristol-Myers Squibb Company, CIGNA Corporation, Endo Vascular
Instruments, Inc., Equifax Inc., General Motors Corporation, Georgia-Pacific
Corporation, and Minnesota Mining and Manufacturing Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTORS.

MEETINGS OF THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

  The Board of Directors has responsibility for establishing broad corporate policies and reviews our overall performance rather than day-to-day operations. The Board's primary responsibility is to represent the interests of Household's stockholders, as a whole, by directing the company's managers to protect and enhance its assets and earnings. The Board selects, evaluates and provides for the succession of top management and, subject to shareholder election, Directors. It reviews and approves corporate objectives and strategies, and approves proposed major commitments of corporate resources. It participates in decisions that have potential major economic impact on your company. We keep Directors informed of company activity through regular written reports and presentations at Board and committee meetings.

  The Board of Directors met six times in 1997. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such Director was a member.

  The Board has standing Audit, Compensation, Executive, Finance and Nominating & Governance Committees. Each nonemployee director serves on at least two committees. Mr. Nichols, in his role as Chair of the Executive Committee, attends all Board and committee meetings. Mr. Aldinger also attends these meetings except those where nonemployee members desire to meet in executive session. He does not participate in any meeting where his compensation is evaluated.

  The AUDIT COMMITTEE oversees our accounting, auditing and financial reporting practices. It recommends to the Board the selection of independent public accountants to serve as auditors. The Audit Committee reviews the scope of the audits conducted by the independent and internal auditors, together with their audit reports and recommendations. They also review our internal accounting controls with the independent public accountants. The Audit Committee met four times in 1997 and is comprised entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The COMPENSATION COMMITTEE determines the annual salary, bonus and other benefits, including incentive compensation awards, of our senior management. It evaluates existing and proposed employee benefit plans and may propose plan changes to the Board. The Compensation Committee met three times in 1997 and is comprised entirely of Directors who are not, and were not formerly, officers or employees of Household or any of its subsidiaries.

  The EXECUTIVE COMMITTEE can exercise many of the Board's duties between Board meetings. The Executive Committee met once in 1997.

  The FINANCE COMMITTEE reviews our financial policies and condition. It sets dividend policy and considers the company's financing requirements and capital plans. The Finance Committee met twice in 1997 and is composed entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The NOMINATING & GOVERNANCE COMMITTEE recommends the Directors to be nominated for election at each Annual Meeting of Stockholders, nominates individuals to fill any vacancies which may occur on the Board, and reviews management succession and development plans. The Nominating & Governance Committee also reviews Board size, composition, and Director compensation. The Nominating & Governance Committee will consider proposed nominations recommended by our stockholders if they are submitted in writing and sent to the Secretary of Household at Household's headquarters. Any stockholder wishing to recommend a proposed nominee should contact the Secretary to verify the nominating procedures. The Nominating & Governance Committee met three times during 1997 and is composed entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

DIRECTORS' COMPENSATION

  In 1997 nonemployee Directors of Household received an annual cash retainer of $30,000, an annual cash retainer of $4,000 for each committee on which they served, and, in certain instances, shares of Household Common Stock or phantom stock. Household does not pay meeting attendance fees to its Directors. The Chairs of the Audit, Compensation, Finance and Nominating Committees received an additional $5,000, and the Chair of the Executive Committee received an additional $30,000. Directors who are employees of Household do not receive any additional compensation related to their Board service.

  Nonemployee Directors may elect to receive all or a portion of their cash compensation in shares of Household Common Stock or defer it under the Deferred Fee Plan for Directors. Under the Deferred Fee Plan, Directors may invest their deferred compensation in either units of phantom shares of our Common Stock, with dividends credited toward additional units, or cash, with interest credited at a market rate set under the plan. At the end of the deferred period, all accumulated amounts under the Deferred Fee Plan for Directors will be paid in shares of Household Common Stock either in a lump sum or installments as selected by the Director. During 1997, Directors elected to receive, in aggregate, 88% of their cash compensation in stock or deferred into phantom shares of Household Common Stock.

  Directors annually receive an option to purchase 2,500 shares of Household Common Stock at the stock's fair market value the day the option is granted. Directors received an annual grant of 2,500 options in May 1997. In September 1997 the Board approved the Nominating & Governance Committee's recommendation to move the date of the annual director option grant to November, the same month in which employees receive their option grants. The first award of 2,500 options under this new policy was made in November, 1997. Director options have a term of ten years and one day, fully vest six months from the date granted, and once vested, are exercisable at any time during the option term. Directors may use shares they already own to pay for shares bought through an option exercise.

  In 1995 the Directors' Retirement Income Plan was discontinued, and the present value of each Director's accrued benefit was deposited into the Deferred Phantom Stock Plan for Directors. Under the deferred stock plan, Directors with less than ten years of service received 250 phantom shares of Household Common Stock annually during the first ten years of service as a Director. In January 1997, the Board eliminated this and all future Director retirement benefits. Any payouts to current Directors earned under the Deferred Phantom Stock Plan will be made only when a Director leaves the Board due to death, retirement or resignation. New Directors will not receive any retirement benefits.

  Upon joining the Board, Directors receive 1,000 shares of Household Common Stock.

  Household provides nonemployee Directors with $250,000 of accidental death and dismemberment insurance and a $10 million personal excess liability insurance policy. Under Household's Matching Gift Program, we match charitable gifts to qualified organizations (subject to a maximum of $10,000 per year), with a double match for the first $500 donated to higher education institutions (both public and private) and eligible non-profit organizations which promote neighborhood revitalization or economic development for low and moderate income population. Each nonemployee Director may ask us to contribute up to $5,000 annually to charities of the Director's choice which qualify under our philanthropic program.

SHARES OF HOUSEHOLD STOCK BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists the beneficial ownership, as of March 18, 1998, of Common Stock by each Director and nominee for Director, the executive officers named on page 13, and by all Directors and such executive officers as a group. "Beneficial ownership" includes shares for which an individual has direct or indirect voting or investment power and includes any shares the individual has a right to acquire within 60 days. No Director or executive officer owns any preferred stock of Household.

                                                   NUMBER           NUMBER
                                                 OF SHARES        OF COMMON
                                                BENEFICIALLY        STOCK
           NAME OF BENEFICIAL OWNER               OWNED(1)      EQUIVALENTS(2)      TOTAL
           ------------------------             ------------    --------------      -----
William F. Aldinger...........................    401,093            2,608          403,701
Lawrence N. Bangs.............................    109,597            2,128          111,725
Robert J. Darnall.............................      7,449            3,239           10,688
Gary G. Dillon................................     27,195            2,739           29,934
John A. Edwardson.............................      6,358            1,951            8,309
Robert F. Elliott.............................    154,367            3,330          157,697
Mary Johnston Evans...........................      9,042            4,116           13,158
Dudley Fishburn...............................      6,846              463            7,309
Cyrus F. Freidheim, Jr........................      8,462            2,871           11,333
Gary D. Gilmer................................     55,769            1,396           57,165
Louis E. Levy.................................      8,900            2,379           11,279
George A. Lorch...............................      6,586            2,379            8,965
John D. Nichols...............................     46,300            5,586           51,886
James B. Pitblado.............................     10,110              991           11,101
Joseph W. Saunders............................      6,251            4,049           10,300
David A. Schoenholz...........................     91,770            1,496           93,266
S. Jay Stewart................................      8,790              871            9,661
Louis W. Sullivan.............................      6,580            1,623            8,203
                                                  -------           ------        ---------
Directors and Executive Officers as a Group...    971,465           44,215        1,015,680(3)

---------------
(1) Directors and executive officers have sole voting and investment power over shares listed above, except as follows. The number of shares of Common Stock held by spouses or children in which voting and investment power is shared (or presumed to be shared) is as follows: Mr. Elliott, 4,000; and Directors and executive officers as a group, 4,000. The number of shares of Common Stock held by spouses or children in which beneficial ownership is disclaimed is as follows: Mr. Nichols, 4,400; and Directors and executive officers as a group, 4,400. The number of shares of Common Stock held under Household's employee benefit plans in which participants have voting rights and/or investment power is as follows: Mr. Aldinger, 6,093; Mr. Elliott, 17,977; Mr. Schoenholz, 6,977; Mr. Bangs, 25,547; Mr. Saunders, 0; Mr. Gilmer, 15,189; and Directors and executive officers as a group, 71,783. The number of shares included in the table above which may be acquired by Household's executive officers through May 17, 1998 pursuant to the exercise of employee stock options is: Mr. Aldinger, 370,000; Mr. Elliott, 98,262; Mr. Schoenholz, 48,956; Mr. Bangs, 63,650; Mr. Saunders, 0; Mr. Gilmer, 40,250; and Directors and executive officers as a group, 681,118.

(2) Represents the number of Common Stock share equivalents owned by executive officers under Household's Supplemental TRIP and by Directors under Household's Deferred Fee Plan for Directors and the Deferred Phantom Stock Plan for Directors. These share equivalents do not have voting rights, but are valued according to the market price of the Common Stock. The share equivalents accrue dividends at the same rate as the Common Stock.

(3) No Director or executive officer beneficially owns directly or indirectly more than one percent of our Common Stock. Directors and executive officers as a group beneficially own .9% of the Common Stock.

     Our employees held 3,037,000 shares of Common Stock in TRIP as of December 31, 1997, excluding the shares held by Directors and executive officers shown in the table. Our Pooled Investment Fund ("PIF"), which holds assets of our domestic pension plan, held 1,258,807 shares of Common Stock as of December 31, 1997. Together, TRIP and PIF held 4% of the Common Stock outstanding on December 31, 1997.

STOCK OWNERSHIP GOALS

  We believe stock ownership by our executive officers and other key employees is important to create a culture that promotes shareholder value and aligns their interests with yours. As a result, we established stock ownership goals for approximately 200 employees. Each is expected to hold Household Common Stock equal to a multiple of two to six times (depending on position level) their annual base salary at the end of a five-year period. Each year these employees are expected to achieve at least one-fifth of their goal. Individual ownership goals rise with any salary increase. The following table reflects the stock ownership goals for the individuals in the Summary Compensation Table.

                                                                               STOCK OWNERSHIP GOAL
                                                                       -------------------------------------
                                                                                         AS A
                                                                         CURRENT       MULTIPLE      GOAL
                                                                          STOCK        OF BASE     NUMBER OF
        NAME                              TITLE                        OWNERSHIP(1)     SALARY     SHARES(2)
        ----                              -----                        ------------    --------    ---------
William F. Aldinger    Chairman & Chief Executive Officer                 33,701          6         37,945
Robert F. Elliott      Vice Chairman                                      59,435          5         17,787
David A. Schoenholz    Executive Vice President -- Chief Financial        44,310          5         14,822
                       Officer
Lawrence N. Bangs      Group Executive -- Private Label, United           48,075          5         13,834
                       Kingdom, Canada, Insurance, Auto Finance and
                       U.S. Consumer Banking
Gary D. Gilmer         Group Executive -- U.S. Consumer Finance           16,915          5         13,834

---------------
(1) As of March 18, 1998, ownership goals include shares held directly and indirectly and the number of shares held under employee benefit plans, including Common Stock share equivalents held in the Supplemental TRIP.

(2) Calculated by multiplying the executive's base salary and dividing that amount by the fair market value of the Common Stock on December 31, 1997
   ($126 1/2 per share).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Directors and executive officers and any persons holding more than ten percent of a registered class of our equity securities to report their initial ownership and any subsequent change to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. We are required to tell you in the annual Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we are not aware of any failure to report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the owners of more than 5% of our Common Stock as of December 31, 1997.

                                                      NUMBER
                                                    OF SHARES
                NAME AND ADDRESS                   BENEFICIALLY   PERCENT
TITLE OF CLASS  OF BENEFICIAL OWNER                   OWNED       OF CLASS
--------------  -------------------                ------------   --------
Common Stock..  The Capital Group Companies, Inc.   8,874,450(1)    8.3%
                and Capital Research and
                Management Company
                333 South Hope Street
                Los Angeles, CA 90071
Common Stock..  FMR Corp.                           6,471,682(2)    6.0%
                82 Devonshire Street
                Boston, MA 02109

---------------
(1) The Capital Group Companies, Inc. filed a Schedule 13G with the SEC disclosing that, as of December 31, 1997, it had sole dispositive power over 8,874,450 shares of Household Common Stock of which beneficial ownership is disclaimed, sole voting power over 965,350 shares and no shared voting power over shares of Household Common Stock. Capital Research and Management Company, an investment adviser and subsidiary of The Capital Group Companies, Inc., has sole dispositive power but disclaims beneficial ownership over

    7,633,800 of the 8,874,450 shares held by The Capital Group Companies, Inc. It has no sole or shared voting power over shares of Household Common Stock.

(2) FMR Corp. filed a Schedule 13G with the SEC disclosing that, as of December 31, 1997, it had sole dispositive power over 6,471,682 shares of Household Common Stock, sole voting power over 580,448 shares of Household Common Stock and no shared voting power over shares of Household Common Stock.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

  This Compensation Committee Report on Executive Compensation should not be considered part of other documents we have filed or are required to file with the SEC.

GENERAL

  The Compensation Committee of Household's Board of Directors (the "Committee") determines salaries and salary ranges, incentive compensation, and other compensation of Mr. Aldinger and executive officers who report to him. The Committee also examines and recommends to the Board of Directors the creation or amendment of company pension, benefit or compensation plans and programs. The Committee grants stock options, restricted stock rights, or other awards under our executive compensation plans. The Committee establishes performance goals (financial, non-financial, objective and subjective) for each of the executive officers listed in the Proxy Statement and others reporting to Mr. Aldinger. It later reviews whether the performance goals were met during the specified period and determines the compensation to be paid. A report on each officer's performance is then presented to and reviewed by the Board of Directors.

  Since 1980 we have retained Hewitt Associates, a compensation consulting firm, to advise the Committee as to the competitiveness of compensation paid to our senior officers. Hewitt reviews our compensation programs and goals and compares them to companies inside and outside our competitive peer group. The Committee reviews their data, but is not bound to accept any recommendation made by Hewitt.

  Hewitt Associates reviewed the compensation for the Chief Executive Officer and the next four most highly paid officers for 1997 and reported to the Committee that, in its opinion, the compensation of such officers is within current market practice.

COMPENSATION PHILOSOPHY AND GOALS

  Our corporate goal is to link compensation to performance and total shareholder return. We designed our compensation so that base salaries are generally lower than our peers, with substantially higher earnings potential on bonus and long-term compensation if we deliver superior shareholder returns. Consequently, our overall compensation should be lower than our peer group in years with weak performance and at the top with other high performing financial companies when performance is superior. We are a pay for performance company.

  The executive compensation policy is designed to retain and attract exceptional executives by offering highly competitive compensation for superior performance. In addition to reviewing compensation within our peer group, the Committee also measures each executive's performance on an individual, business unit, and corporate basis.

  We believe your interests are best served when a significant portion of an executive's total compensation is at risk based on meeting specific performance objectives. These objectives are designed to help us achieve our strategic and financial objectives, and specifically, to improve shareholder value. A substantial portion of each executive's compensation depends on the annual improvement in earnings per share, return on equity and efficiency ratio targets. Another portion of each executive's compensation depends on satisfying specific shared or individual objectives. These objectives are set each year, and may include meeting a targeted loss reserve ratio; a targeted equity to managed assets ratio; reducing expenses and charge-offs by specified percentages; and attaining specified net income and operating efficiency ratios for the executive's respective business unit. The percentage of cash compensation attributed to any particular performance objective varies for each executive. The bonus opportunity for executives reviewed by the Committee in 1997 ranged from 90% to 225% of base salary. Bonuses may be less if the executive does not achieve stated goals.

  This year we are recommending that the shareholders adopt a new cash bonus plan that places even more emphasis on shared objectives and corporate performance. It is described on pages 19-20 of this Proxy Statement.

  Our policy encourages stock ownership by executives. We wish to make their personal net worth heavily dependent on appreciation in the value of our stock over the long term. The Committee believes, and management supports, the decision that long-term incentive compensation for senior executives should be restricted to stock option grants. Prior long-term compensation plans included restricted stock or cash grants. Some of the final payments under these plans are disclosed in this Proxy Statement. Future senior executive compensation -- except in unusual circumstances -- will be limited to salary, cash bonus, and stock options. In keeping with market practice, certain supplemental benefits and perquisites are also provided.

  The four components of executive compensation are:

  Base Salary: Determined by individual financial and non-financial performance, position in salary range, and general economic conditions. In administering base pay, all executive positions are evaluated and placed in appropriate career bands. Market data for each position is reviewed annually to evaluate our competitiveness.

  Annual Cash Bonus: Tied directly to individual and corporate financial performance, the annual bonus encourages potential recipients to achieve individual, business unit and corporate financial and operational goals. Excellent performance is encouraged by placing a significant part of the executive's total compensation at risk. Therefore, when certain objective or subjective performance goals are not met, annual bonuses may be reduced or not paid.

  Long-Term Incentives: Stock options provide our executives with incentive to maximize shareholder value. Stock options create a common interest between management and you. Option awards are based on the Committee's evaluation of the executive's performance.

  Executive Benefits: Household provides its executive management with the broad benefit coverage available to all employees as well as specific, targeted supplemental benefits and perquisites that are necessary to be competitive in this market.

EXECUTIVE OFFICER COMPENSATION

- Chief Executive Officer

  Mr. Aldinger's 1997 base salary was determined by the Committee through an evaluation of his prior year's performance, value to the company and market data prepared by Hewitt Associates. He received a 14% salary increase in 1997; his first increase since joining the company in 1994.

  Mr. Aldinger's annual cash bonus was determined based on the satisfaction of individual objective non-financial and financial performance goals. Under the 1994 Key Executive Bonus Plan, the financial performance goals of Household are
(a) targeted earnings per share, (b) targeted return on equity, (c) targeted operating efficiency ratio, (d) targeted reserve to charge-off ratio, and (e) targeted equity to managed assets ratio. Mr. Aldinger had additional goals in 1997 to build depth in management, complete an auto lending strategy, and actively represent us with stock analysts, portfolio managers and institutional shareholders. All were met. For 1997, Mr. Aldinger's total annual bonus opportunity was between zero and 225% of his annual salary (with a target bonus of 150%). He was awarded a bonus of $1,500,000 (188% of his base salary) based on his individual objectives and corporate performance as certified by the Committee.

- Other Executive Officers

  The other executive officers reviewed by the Committee and named in this Proxy Statement were paid annual bonuses under the Household Corporate Executive Bonus Plan based on (i) position level, which determines the percentage of annual base salary which may be awarded (this ranges from 60% to 135%); (ii) certain of Household's Financial Performance Goals; and (iii) the satisfaction of specific individual objective and subjective performance goals relating to the company and their individual business unit.

- Long-Term Incentive Compensation

  In 1997, awards made to executive officers under the 1996 Long-Term Executive Incentive Compensation Plan were comprised solely of stock options. The Committee believes that compensation based on an increase of our Common Stock price is an appropriate method of providing long-term incentives.

  The Committee believes a long-term award must be meaningful in order to provide the best incentive and retain the best executives. Our aim is to provide a compensation package that rewards superior performance. The Committee's award recommendation was based on a review of each executive's performance for the year, the executive's value to the company, previous option awards and Restricted Stock Rights currently held by such officer, and competitive information provided by Hewitt Associates. No specific weight was accorded to any of the factors noted in this decision process.

  Although current practice is to limit executive compensation to cash and stock options, certain payments were made in 1997 based on prior compensation plans. For instance, 25% of the Special Performance Share

Awards granted on February 1, 1994 to Messrs. Elliott, Saunders, and Schoenholz vested and the required shares of Common Stock were issued to each of them in early 1997. The remaining installments will vest in the form of Restricted Stock as follows: 25% in 1998 and 50% in 1999 so long as the payee is still a Household employee and the company achieves performance measurements adopted by the Committee.

TAX DEDUCTIBILITY

  We established compensation programs which we believe meet all the current tests required for compensation to be deductible to us for federal income tax purposes. The Committee has directed the company to modify, when necessary, compensation plans for its executive officers to maximize our federal tax deduction. The Committee reserves the right to use good independent judgment, on a case by case basis, to make nondeductible awards to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on the company.

  It is the Committee's view that the compensation package of Mr. Aldinger and each of the named executive officers was based on an appropriate balance of (1) our overall or a particular business unit's 1997 financial performance, (2) the officer's individual performance, and (3) competitive standards. No member of the Committee is a former or current officer or employee of Household or any of its subsidiaries.

COMPENSATION COMMITTEE

     G. A. Lorch, Chairman
     R. J. Darnall
     J. A. Edwardson
     S. J. Stewart
     L. W. Sullivan, M.D.

PERFORMANCE OF HOUSEHOLD

  The graphs, charts, and related disclosures contained in this section of the Proxy Statement should not be considered part of ("incorporated by reference") other documents we have filed or must file with the SEC. The stock price performance shown in the graphs does not necessarily indicate future price performance.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
 ASSUMES INVESTMENT OF $100 BEGINNING DECEMBER 31, 1992 AND THE REINVESTMENT OF
                                   DIVIDENDS.

          MEASUREMENT PERIOD
        (FISCAL YEAR COVERED)                HOUSEHOLD         S&P FINANCIALS           S&P 500
12/92                                                   100                  100                  100
12/93                                                   114                  111                  110
12/94                                                   134                  107                  112
12/95                                                   220                  165                  153
12/96                                                   348                  223                  188
12/97                                                   489                  330                  251

  Each chart compares total returns (assuming all dividends are reinvested) of Household, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the S&P Financials. Our Common Stock price is included in both of the S&P indices. The charts assume $100 is invested in Household Common Stock and that dividends are reinvested. We are required to publish the five-year return chart so you can compare our performance to other stocks. We also include a chart showing total return over different periods because shares have been acquired at different times and we want to show you how the stock performed throughout other periods.

  The estimated compound annual total return (which is the stock price appreciation that occurs over the period noted plus the value of dividends paid to shareholders and reinvested over that same period of time) for the past one, three, five and ten year periods for Household's Common Stock and the noted indices was as follows (in percentages):

----------------------------------------------------------------------------------------------------------------------------
                                                          3 YEARS                  5 YEARS                  10 YEARS
     TOTAL RETURN                  1997                 (1995-1997)              (1993-1997)              (1988-1997)
----------------------------------------------------------------------------------------------------------------------------
  Household                        40%                      54%                      37%                      27%
  S&P Financials                   48%                      45%                      27%                      22%
  S&P 500                          33%                      31%                      20%                      18%
----------------------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

  The table below discloses information concerning compensation for services rendered during 1997, 1996 and 1995 to Household and its subsidiaries by its Chief Executive Officer and each of the four most highly paid executive officers of Household as of December 31, 1997. We are also including compensation paid to former Group Executive Joseph W. Saunders, who resigned December 12, 1997, for services rendered in 1997 and for payments made to him under prior incentive compensation plans.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                            ---------------------------------------------------
                                                                                     AWARDS            PAYOUTS
                                            ANNUAL COMPENSATION             ------------------------   --------
                                  ---------------------------------------                   NUMBER
                                                               OTHER        RESTRICTED    OF SHARES
   NAME AND PRINCIPAL                                         ANNUAL          STOCK       UNDERLYING     LTIP       ALL OTHER
        POSITION           YEAR    SALARY      BONUS      COMPENSATION(1)     RIGHTS       OPTIONS     PAYOUTS     COMPENSATION
-------------------------------------------------------------------------------------------------------------------------------
William F. Aldinger        1997   $794,233   $1,500,000      $ 186,185              --     150,000        --         $155,156(2)
Chairman, Chief Executive  1996    700,002    1,525,000        119,089              --     125,000        --           98,633
Officer and Director       1995    700,002      892,500        265,849              --     242,000        --           16,712
-------------------------------------------------------------------------------------------------------------------------------
Robert F. Elliott          1997   $447,117   $  423,000             --          --          40,000     $493,750(3)   $ 78,828(2)
Vice Chairman              1996    400,001      500,000             --              --      40,000      160,000(4)     57,474
                           1995    397,501      361,000             --              --      81,000       60,000(5)     50,133
-------------------------------------------------------------------------------------------------------------------------------
David A. Schoenholz        1997   $370,674   $  435,000             --          --          40,000     $172,813(3)   $ 51,844(2)
Executive Vice             1996    300,001      456,364             --              --      30,000       80,000(4)     33,672
President -- Chief         1995    297,693      219,000             --              --      57,300       25,000(5)     29,623
Financial Officer
-------------------------------------------------------------------------------------------------------------------------------
Lawrence N. Bangs          1997   $355,770   $  413,000      $(118,976)             --      40,000        --         $ 58,741(2)
Group Executive --         1996    300,001      330,000             --              --      30,000        --           39,142
Private Label, United      1995    281,953      271,826        117,911              --      57,000        --           28,270
Kingdom, Canada,
Insurance, Auto Finance
and U.S. Consumer Banking
-------------------------------------------------------------------------------------------------------------------------------
Joseph W. Saunders         1997   $486,540   $  100,199             --          --          20,000     $493,750(3)   $ 69,912(2)
Former Group Executive --  1996    400,001      440,000             --              --      40,000      160,000(4)     51,247
U.S. BankCard              1995    399,809      332,000             --              --      91,000       80,000(5)     51,726
-------------------------------------------------------------------------------------------------------------------------------
Gary D. Gilmer             1997   $296,155   $  270,000      $ 579,368              --      25,000        --         $ 36,070(2)
Group Executive --         1996    275,001      247,500        413,314              --      15,000        --           27,567
U.S. Consumer Finance      1995    270,755      140,250        306,991              --      34,500        --           26,473
-------------------------------------------------------------------------------------------------------------------------------

(1) Other Annual Compensation includes items such as financial planning services, physical exams, club initiation fees, expatriate benefits, and car allowances. Car allowances were $15,000 for Mr. Aldinger; $11,000 for Messrs. Elliott, Schoenholz, and Bangs; and $10,789 for Mr. Saunders. SEC Rules require us to separately list items equal to, or greater than, $50,000 that are included in this category if the total attributed to a listed executive exceeds $50,000 or 10% of the person's salary and bonus. Mr.
    Aldinger: Board policy expressly directs the Chairman to use our corporate aircraft to the fullest extent for business and personal travel and that personal aircraft use be reported on an employee's W-2. Under the IRS formula, his personal use of company aircraft in 1997 was calculated to be $84,010. In 1996, it was $89,794. In 1997, he received $61,892 for country club initiation fees. In 1995, he received $119,419 in relocation benefits. Mr. Bangs: In 1997, Mr. Bangs reimbursed the company $133,817 for expatriate tax equalization settlements for tax years 1995 ($99,536) and 1996 ($34,281). The reimbursements relate to payments made by the company to him while he worked in the U.K. His other income also reflects a 1995 expatriate cost of living adjustment of $47,114 and $62,804 for relocation payments and expenses (back to the United States from the U.K.). Mr. Gilmer: Mr. Gilmer was transferred to the U.K. in 1995 as Managing Director of HFC Bank plc. He returned to the United States in January 1998. Included in his "Other Income" are tax equalization, relocation, housing and cost of living payments and adjustments. In 1997, he received a $74,400 housing allowance; $59,055 cost of living adjustment; $52,004 relocation payment; and $362,381 tax equalization payments and gross-up. For 1996, his housing allowance was $74,400; cost of living adjustment was $52,908; and expatriate tax benefits of $263,813. His 1995 other income includes a $51,508 housing allowance and $94,811 expatriate tax benefit.

(2) Includes life insurance premiums paid by Household in 1997 for the benefit of executives as follows: Mr. Aldinger, $12,402; Mr. Elliott, $18,401; Mr. Schoenholz, $4,403; Mr. Bangs, $14,111; Mr. Saunders, $10,143; and Mr. Gilmer, $3,451. The remaining amounts shown being Household's contribution for the executive officer's participation in TRIP and Supplemental TRIP (see page 17).

(3) The payment shown for 1997 represented the stock payout of the first 25% of Special Performance Share Awards granted February 1, 1994 to Mr. Elliott (5,000 shares), Mr. Schoenholz (1,750 shares), and Mr. Saunders (5,000 shares) at the $98 3/4 per share fair market value of Household Common Stock on February 3, 1997.

(4) The payment shown for 1996 represented Performance Unit Award payouts for 1994, 1995 and 1996 under the 1984 Plan.

(5) The payment shown for 1995 represented Performance Unit Award payouts for 1993, 1994 and 1995 under the 1984 Plan.

INCENTIVE AND STOCK OPTION PLANS

  Household's stockholders previously approved a Long-Term Executive Incentive Compensation Plan (the "1984 Plan") and the 1996 Long-Term Executive Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan covers incentive awards beginning in 1996. We refer to the earlier 1984 Plan because certain payments were made under it in 1996. Each plan contains a provision to protect a participant's rights to awarded, but unpaid, amounts in the event of a change in control of Household.

  The Compensation Committee has discretion to grant employees awards under the 1996 Plan. The Committee may award stock options, Restricted Stock Rights or shares as incentive compensation.

  The Committee may grant any type of option to purchase shares of Common Stock that is legally permitted at the time of grant. Options will generally not be exercisable less than one year nor more than ten years and one day from the date of grant. The 1996 Plan was amended in 1997 allowing certain optionees to transfer their options within specific rules and limitations. The Committee may extend the expiration date of any option provided it does not exceed fifteen years from the date the option is granted. The Committee has not extended the expiration date of any option granted to any of the named executive officers. The option price per share will not be less than the fair market value of one share of Common Stock on the date of grant. Payment for options may be made with cash or, at the discretion of the Committee, with shares of Household Common Stock or both cash and shares.

  On March 18, 1998, there were 3,593,255 shares of our Common Stock available for issuance under the 1996 Plan. This amount will be proportionately adjusted for any stock dividends, stock splits, consolidations or reclassifications. Shares of Common Stock issued under the 1996 Plan may be authorized but unissued shares, treasury shares, or shares purchased in the open market. Any unissued shares or shares subject to option grants which expire will be made available for issuance by the Committee in the future.

  On February 1, 1994, Special Performance Share Awards were awarded to Mr. Elliott (20,000 shares), Mr. Saunders (20,000 shares), and Mr. Schoenholz (7,000 shares). The awards have a five-year term and vest as follows: 25% on the third anniversary of the grant date, 25% on the fourth anniversary and 50% on the fifth anniversary. Payment of these awards were made contingent on Performance Unit Award payouts. Performance Unit Awards were discontinued in 1995 and the final award payments under this plan were made in 1997, including the first 25% of the Special Performance Share Awards. The Committee decided that the discontinuation of Performance Unit Awards had the unintended effect of cancelling the second and third payments to valued executives after they had met their established goals. As a result, the Committee substituted a restricted stock award with the equivalent remaining value and vesting schedule. Specific performance measurement goals still must be achieved and the executive must be an employee of Household when each payment vests.

  The 1996 Plan authorizes the Committee to grant Restricted Stock Rights ("RSRs"). RSRs entitle an employee to receive shares of Common Stock if the employee satisfies conditions set by the Committee in the award. The most common condition requires the employee to stay with Household for a period before the actual shares are given to the employee. The Committee may accelerate any payment prior to the vesting period for reasons such as achieving individual or corporate performance levels established when the RSR was granted or if there is a change in control of Household. A holder of RSRs is not entitled to any of the rights of a holder of Common Stock until the shares are issued. The Committee may direct Household to pay the holder cash equal to the cash dividends declared on Household Common Stock for each share of stock subject to an RSR. During 1996 and 1995, no RSRs were granted to Household's executive officers pursuant to the 1984 and 1996 Plans. As of December 31, 1997, 864 employees have outstanding RSRs representing 410,575 shares.

  The average purchase price for all outstanding options held by the 258 participants in the 1984 and 1996 Plans at December 31, 1997, was $57.15 with expiration dates from 1998 to 2007. The following table shows option exercises by the named executives in 1997 and their gain ("value realized"), which is the market value on the sale date less the price of the option when it was granted. It also shows the number of options that have not been exercised and their potential value using the fair market value on December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT              OPTIONS AT
                                                               DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                 SHARES        VALUE      ---------------------------   ---------------------------
             NAME               EXERCISED    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ---------    --------     -----------   -------------   -----------   -------------
William F. Aldinger                    0    $         0     339,750        427,250      $26,894,219    $19,408,281
Robert F. Elliott                  3,000    $   270,750      82,762        115,750      $ 6,599,697    $ 4,996,719
David A. Schoenholz                    0    $         0      42,656         93,650      $ 3,041,027    $ 3,559,094
Lawrence N. Bangs                  4,400    $   406,296      57,400         93,000      $ 4,387,459    $ 3,405,937
Joseph W. Saunders               126,612    $10,873,807           0              0      $         0    $         0
Gary D. Gilmer                     9,700    $   909,591      33,625         55,875      $ 2,627,234    $ 2,157,891

---------------
(1) Calculated based on the fair market value of Household Common Stock on December 31, 1997 ($126 1/2 per share)

  Executives who report to the Board or the Chief Executive Officer may receive assistance in exercising stock options awarded under the 1984 and 1996 Plans. The Committee may direct the company to lend or guarantee loans that will be used to pay the exercise price for an option. Loans have a maximum term of eight years. Loans extended under the Plans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the preceding calendar year, 6.08% for 1997, and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code ("Code") at the time the loan is made (currently 5.59% for loans made in March, 1998).

  The following lists the unpaid principal balances for executive officers with loans outstanding under the Plans during 1997 and for all executive officers as a group.

                                                        BALANCE AS OF     MAXIMUM BALANCE
                        NAME                          DECEMBER 31, 1997     DURING 1997
                        ----                          -----------------   ---------------
Robert F. Elliott                                        $  953,723         $  953,723
David A. Schoenholz                                       1,368,580          1,420,322
Lawrence N. Bangs                                           748,473            783,473
All Executive Officers as a Group(1)                     $4,564,276         $4,651,017

---------------
(1) The balance as of December 31, 1997 and the maximum balance during 1997 represent loans to six persons.

  The following table shows the number of stock options granted in 1997 to the named executives, the percentage each award is of the total granted to employees in 1997, the per share exercise or base price and the expiration date. The table also presents the potential realizable value for each grant and the resulting benefit to all Household Common Stock shareholders if the assumed appreciation in stock price occurs. The presentation of stock options in the table below is required by SEC rules and is not intended to forecast possible future appreciation, if any, of the Common Stock price. We did not use any alternative formula for a grant date valuation as we are not aware of any formula which will determine, with reasonable accuracy, a present value for stock options based on future unknown or volatile factors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                                   ----------------------------------------------------           VALUE AT ASSUMED
                                     NUMBER       % OF TOTAL                                   ANNUAL RATES OF STOCK
                                   OF SHARES       OPTIONS       EXERCISE                      PRICE APPRECIATION FOR
                                   UNDERLYING     GRANTED TO      OR BASE                           OPTION TERM
                                    OPTIONS       EMPLOYEES        PRICE     EXPIRATION   --------------------------------
              NAME                  GRANTED     IN FISCAL YEAR   ($/SHARE)      DATE            5%               10%
              ----                 ----------   --------------   ---------   ----------         --               ---
All Common Shareholders(2)              n/a           n/a          $117 3/16    n/a       $7,897,395,769   $20,013,551,429
All Optionees(3)                    599,500           100%         $117 3/16 11/10/07     $   44,182,304   $   111,966,633
Optionee Gain as % of All Common
  Shareholders Gain                     n/a           n/a           n/a         n/a                 5.6%              5.6%
William F. Aldinger                 150,000          25.2%         $117 3/16 11/10/07     $   11,054,788   $    28,015,004
Robert F. Elliott                    40,000           6.7%         $117 3/16 11/10/07     $    2,947,944   $     7,470,668
David A. Schoenholz                  40,000           6.7%         $117 3/16 11/10/07     $    2,947,944   $     7,470,668
Lawrence N. Bangs                    40,000           6.7%         $117 3/16 11/10/07     $    2,947,944   $     7,470,668
Joseph W. Saunders(4)                20,000           3.3%         $117 3/16 11/10/07                n/a               n/a
Gary D. Gilmer                       25,000           4.2%         $117 3/16 11/10/07     $    1,842,465   $     4,669,167

---------------
(1) Options to employees generally vest (can be exercised) as follows: 25% at each anniversary after the grant date with full vesting on the fourth anniversary. The 1984 and 1996 Plans allow the Committee to modify terms of outstanding options and to reprice the options. No options were repriced in 1997.

    The option holder may use shares already held to purchase the option shares or to pay withholding taxes. The options were granted for a term of ten years and one day, subject to earlier termination or certain events related to termination of employment.

(2) The "All Common Shareholders" line is shown for comparison purposes only. The Potential Realizable Value to all common shareholders is the aggregate net gain for all common shareholders using the fair market price of $117 3/16 on the November 10, 1997 option grant date. Potential appreciation is calculated using assumed annual rates of 5% and 10% for a ten-year period. There can be no assurance that the Common Stock will perform at the rates shown in the table. Household will neither make nor endorse any predictions as to future stock performance.

(3) The option price shown for the "All Optionees" line is $117 3/16 (the fair market value option price as determined on the grant date of November 10,
    1997). The assumed expiration date for the "All Optionees" line is November 10, 2007. This includes 50,000 options awarded to former ACC Consumer Finance Corporation ("ACC") executives when they joined Household. The exercise price of these 50,000 options is $113 5/8. The general option exercise price of $117 3/16 is shown as it reflects over 90% of all options granted in 1997.

     In October 1997 we assumed ACC's stock option plan. Their options were fully vested and converted into 28,889 Household options which are immediately exercisable. These options are not considered new grants and are excluded from the total number of shares granted to employees during 1997 on the "All Optionees" line.

(4) Mr. Saunders' stock option grant was cancelled upon his December 12, 1997 resignation.

EMPLOYMENT AGREEMENTS

  Executive officers have employment contracts approved by the Compensation Committee. With some exceptions, the initial term of each contract is 18 months, renewed monthly, unless we choose not to renew the contract. During the contract term, each executive officer receives a minimum specified annual salary (which may be increased but not decreased), is entitled to receive benefits from our executive bonus and incentive plans, employee benefit plans, and medical and life insurance plans, and is guaranteed benefits accrued under the current terms of our pension plan. We may terminate any contract for cause. An executive may terminate a contract if he or she is transferred, executive compensation is reduced, or given notice of non-renewal. If a contract is not renewed, the executive receives a lump sum payment, which approximates 200% of the executive's salary and bonus.

  Under such contracts, an executive whose position is adversely influenced following a change in control of Household is entitled to receive the above lump sum plus a severance payment equal to or approximating 200% of the executive's salary and bonus. Except in the case of Mr. Aldinger, no executive will receive the additional severance payment following a change in control of Household unless the executive loses his or her job or experiences certain other adverse changes in compensation or job conditions. Mr. Aldinger is entitled to resign and receive all payments under the contract following a change in control.

  Severance payments considered "excess parachute payments" by Section 280G(b) of the Code are subject to federal excise tax. If the excise tax can be avoided by reducing the severance payment by 10% or less, we will lower the payment; otherwise, we will pay the executive an additional amount equal to the excise tax imposed under Section 4999 of the Code plus income tax payable with respect to the payment of such excise tax amount.

  Executive officers and Directors of Household have been, or may become customers of, or had transactions with, Household's subsidiaries. Such transactions, which include credit cards and mortgage loans, are made by our subsidiaries in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those for comparable transactions with other persons and do not involve more than normal risk of loss or other unfavorable consequences.

SAVINGS-STOCK OWNERSHIP AND PENSION PLANS

  Household established its Tax Reduction Investment Plan ("TRIP"), which is a deferred profit-sharing and savings plan for our eligible employees. TRIP also qualifies as an employee stock ownership plan. With certain exceptions, an employee at least 21 years of age with one year of service (three years of service if under age 21) and not part of a collective bargaining unit may contribute into TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $10,000, as adjusted for cost of living increases, and certain other limitations imposed by the Code) and invest such contributions in Household Common Stock or separate equity or income funds.

  We match each participant's contribution in whole or in part at a rate we select, but the matching contributions may not exceed 6% of a participant's compensation. Our matching contributions are invested in Household Common Stock. The plan provides for immediate vesting of all contributions. With certain exceptions, a participant's after-tax contributions which have not been matched by us can be withdrawn at any time. Both the participant's after-tax contributions and our matching contributions may be withdrawn after five years of participation in the plan. A participant's pre-tax contributions may not be withdrawn except for an immediate financial hardship, upon termination of employment, or after attaining age 59 1/2. Participants may borrow from their TRIP accounts under certain circumstances.

  Household has also established the Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") and the Excess Benefit Plan ("Excess Plan"), which are unfunded plans for eligible employees of Household and its participating subsidiaries whose participation in TRIP is limited by the Code. Only matching contributions required to be made by Household pursuant to the basic TRIP formula are invested in Supplemental TRIP through a credit to a bookkeeping account maintained by us which deems such contributions to be invested in Common Stock share equivalents.

  The Household Retirement Income Plan ("RIP") is a non-contributory, defined benefit pension plan for employees of Household and its U.S. subsidiaries who are at least 21 years of age with one year of service and not part of a collective bargaining unit. Annual pension benefits equal a percentage of an employee's "Final Average Salary" (as defined below) not in excess of "Covered Compensation" (as defined below) plus a percentage of an employee's Final Average Salary that exceeds Covered Compensation. "Covered Compensation" is the average of the Social Security taxable wage base over the 35-year period ending in the year of retirement or earlier termination of employment. "Final Average Salary" equals the average of salary plus bonus, whether paid in cash or stock, for the four successive highest paid years out of the employee's last 10 years of service. The percentage applied to Final Average Salary and Covered Compensation is determined on the basis of years of employment and age at retirement. This percentage increases as years of employment and age at retirement increase. Participants become fully vested in their accrued pension benefits after five years of employment. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of employment or, if the participant was an employee on December 31, 1989, is at least 50 years of age with 15 years of employment.

  In 1997, the Board adopted a Supplemental Employee Retirement Plan for Mr. Aldinger which will credit him pension benefits equivalent to 50% of his final earnings at age 60 and 55% at 65 when combined with his RIP and Supplemental RIP benefits. The Board adopted this plan because Mr. Aldinger would not have otherwise qualified for a full benefit due to his age when he joined Household.

  TRIP and RIP may be made available to members of a collective bargaining unit if inclusion results from good faith bargaining.

  A portion of the benefits payable under RIP to certain executive officers (including those named in the Summary Compensation Table) may be paid by Household through the Supplemental Retirement Income Plan ("Supplemental RIP"). Supplemental RIP was established due to the limitations imposed on the Retirement Plan by federal laws limiting benefits payable under tax-qualified plans. Payments made by Household under Supplemental RIP to certain officers have been deposited by such officers in trusts they created.

  The following table illustrates the amount of RIP (including Supplemental RIP and any related trust) total annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 who were employed before 1990. If the employee was hired after 1989 and does not have at least 30 years of employment at retirement, their benefit will be reduced for each year less than
30. The amounts in this table are not subject to deduction for Social Security or other offset amounts and do not reflect any limitations on benefits imposed by ERISA or federal tax laws.

  The years of employment of Messrs. Aldinger, Elliott, Schoenholz, Bangs, Saunders and Gilmer for purposes of RIP are, respectively, 3 years, 34 years, 13 years, 38 years, 12 years and 26 years.

   AVERAGE ANNUAL
    COMPENSATION                                                           40 OR
    USED AS BASIS            15 TO 30              35 YEARS             MORE YEARS
FOR COMPUTING PENSION   YEARS OF EMPLOYMENT      OF EMPLOYMENT         OF EMPLOYMENT
---------------------   -------------------   -------------------   -------------------
     $  400,000             $  226,132            $  236,132            $  246,132
     $  600,000             $  340,132            $  355,132            $  370,132
     $  800,000             $  454,132            $  474,132            $  494,132
     $1,000,000             $  568,132            $  593,132            $  618,132
     $2,000,000             $1,138,132            $1,188,132            $1,238,132
     $2,500,000             $1,423,132            $1,485,132            $1,548,132

                          ADDITIONAL ITEMS TO VOTE ON

ITEM (2): INCREASE OF AUTHORIZED COMMON STOCK

  The Board of Directors approved and recommends that you vote for an amendment to Household's Restated Certificate of Incorporation, as amended, which would increase the number of shares of Household Common Stock authorized to be issued from 250,000,000 to 750,000,000. As of March 18, 1998, 107,304,658 shares of
Common Stock were issued and outstanding with 11,838,092 shares being reserved for issuance under our Dividend Reinvestment and Common Stock Purchase Plan, Employee Stock Purchase Plan, incentive and employee benefit plans.

  On March 10, 1998 the Board of Directors approved a stock dividend of two shares for every one share outstanding. If you approve the increase in authorized shares, the stock dividend will be paid on June 1, 1998 to shareholders of record on May 14, 1998.

  The proposed amendment will give us greater flexibility in managing our financial affairs by making 500,000,000 additional shares of Common Stock available for issuance without any further action by our stockholders, for the stock dividend or other transactions deemed appropriate by the Board of Directors such as stock splits, mergers, acquisitions of assets or other corporate purposes. Holders of Household Common Stock do not have preemptive rights. As a result, the rights of such holders (depending on the circumstances) may be diluted by any such issuance.

  Adoption of the proposed amendment requires the affirmative vote of a majority of all stock entitled to vote at this meeting. If the amendment passes and is certified, it will be filed with the Secretary of State of Delaware.

  We will apply to list the additional shares related to the stock dividend when and as required by the New York Stock Exchange and the Chicago Stock Exchange on which the Common Stock is currently listed.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED FROM 250,000,000 TO 750,000,000 SHARES.

ITEM (3): APPROVAL OF 1998 KEY EXECUTIVE BONUS PLAN

  During the past year, the Committee, outside compensation consultants, and senior management have considered the factors which determine key executive cash bonuses. The current plan establishes bonuses for each executive based on the executive meeting a number of individual and shared objectives. Management and the Board believe that the plan we are asking you to approve further aligns senior management with your interests as shareholders. The plan will encourage the company's key executives to achieve a sustained high level of performance and place a significant portion of the executive's cash compensation at risk.

  The 1998 Key Executive Bonus Plan (the "1998 Plan") is a short-term incentive plan designed to meet corporate and shareholder objectives, as well as remain deductible as a "performance based" plan under the Internal Revenue Code of 1986.

Key elements of the 1998 Plan are:

- Participants will be named each year by the Committee from the members of the company's senior management, which includes officers at a Senior Vice President level, and higher.

- The bonus pool will equal 5% of the company's net income that exceeds the net income required to achieve a 12% return on average common shareholder's equity ("ROE") for the plan year. For 1998 Plan purposes, ROE is calculated exclusive of FASB 115 adjustments related to investment securities. The Committee may set a maximum dollar limit on the bonus pool for each plan period, but must do so by March 30 of each year.

- If ROE is less than 12% no bonus will be paid under the 1998 Plan. The Committee is not required to award the entire bonus pool.

- The Committee will determine what percentage of the bonus pool will be allocated to each participating executive. This allocation must generally occur prior to the plan period, but no executive may be allocated more than 50% of the bonus pool for a plan period. The sum of all allocated percentages shall not exceed 100% of the bonus pool.

- By March 30 of the plan period or as required by IRS rules, the company will establish an individual performance goal for each participant based on ROE for the company. If the company's ROE meets or exceeds the participant's goal, the participant will receive his or her allocated percentage of the bonus pool, unless the Committee reduces the award based on corporate or individual performance, business conditions or other circumstances.

- A participant's allocated percentage cannot be increased in any plan period. Any percentage of the pool that is not awarded to a participant will not be distributed to the other participants.

- Shareholder approval is required in order for the 1998 Plan to comply with IRS rules regarding deductibility. If approved, the 1998 Plan must be approved by the shareholders every five years.

- The Committee may use its discretion to amend the 1998 Plan if it determines the changes are necessary and do not conflict with the 1998 Plan's general purpose and intent. The ability to amend any provision is subject to IRS and SEC rules and regulations.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE HOUSEHOLD 1998 KEY EXECUTIVE BONUS PLAN.

ITEM (4): RATIFICATION OF AUDITORS

  The Board of Directors, upon Audit Committee recommendation, voted to appoint Arthur Andersen LLP to serve as the independent public accountants for the fiscal year ending December 31, 1998. Although it is not required to do so, the Board is asking for your approval of this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to speak to stockholders and answer their questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR HOUSEHOLD FOR 1998.

OTHER BUSINESS

  The management of Household knows of no business other than that stated in this Proxy Statement which will be presented for action at the Annual Meeting. If, however, other business should properly come before the meeting, the proxyholders will vote or refrain from voting in respect thereof in accordance with their best judgment.

  The 1997 Annual Report is being mailed to stockholders on or about March 31, 1998 with this proxy material. If for any reason you did not receive a copy of the report, another will be sent upon request.

  HOUSEHOLD WILL PROVIDE ANY HOUSEHOLD STOCKHOLDER A COPY OF HOUSEHOLD'S REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR AT NO COST. HOUSEHOLD IS REQUIRED TO FILE THIS 10-K REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT, HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070.

1999 ANNUAL MEETING OF HOUSEHOLD STOCKHOLDERS

  Stockholder proposals intended to be presented at the 1999 Annual Meeting must be received by Household on or before November 28, 1998, in order to be eligible for inclusion in Household's proxy materials relating to that meeting.

                               [HOUSEHOLD LOGO]


  PROXY/VOTING INSTRUCTION CARD FOR 1998 ANNUAL MEETING OF STOCKHOLDERS OF

                        HOUSEHOLD INTERNATIONAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints R. J. Darnall, M.J. Evans and J.D. Nichols, and each of them, true and lawful proxies, with power of substitution, to vote all shares of Common Stock of the undersigned, at the Annual Meeting of Stockholders of Household International, Inc., to be held May 13, 1998, and at any adjournment thereof, on any business that may properly come before the meeting, including the proposals set forth on the reverse side of this card, which are referred to in the Notice of 1998 Annual Meeting of Stockholders and Proxy Statement provided.

     IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

--------------------------------------------------------------------------------



                                    [MAP]


        Household's headquarters is located on Sanders Road in Prospect
Heights, Illinois, approximately 25 miles northwest of downtown Chicago. Stockholders attending the meeting who will be using the Tri-State Tollway (Interstate Route 294) should exit at Willow Road, travel west on Willow Road to Sanders Road, and turn left at Sanders Road. Household's corporate headquarters is not served by public transportation.

        Parking facilities will be available for all those attending, and refreshments will be served beginning at 9:00 a.m.

                           HOUSEHOLD INTERNATIONAL
    PLEASE MARK VOTE ON OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                              ]


A VOTE FOR ITEMS 1,2,3, AND 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS. SHARES WILL BE SO VOTED UNLESS YOU OTHERWISE INDICATE.


                                            For  Withheld For All
1.  Election of Directors.                   All    All    Except   2. Increase the authorized shares of     For  Against Abstain
    Nominees: W.F. Aldinger, R.J. Darnall,   / /    / /     / /        Household Common Stock from           / /    / /     / /
    G.G. Dillon, J.A. Edwardson,                                       250,000,000 to 750,000,000.
    M.J. Evans, J.D. Fishburn,
    C.F. Freidheim, Jr., L.E. Levy,                                 3. Approve the 1988 Key Executive        For  Against Abstain
    G.A. Lorch, J.D. Nichols,                                          Bonus Plan.                           / /    / /     / /
    J.B. Pitblado, S.J. Stewart,
    L.W. Sullivan.                                                  4. Ratification of appointment of        For  Against Abstain
                                                                       Arthur Andersen LLP as                / /    / /     / /
                                                                       independent public accountants.
(INSTRUCTION:  To withhold authority to vote for any
individual nominee, check the "For All Except" box above
and strike a line through the nominee's name listed above.)                         Date:
                                                                                    ________________________________________________
                                                                                    Please
                                                                                    Sign:
                                                                                    ________________________________________________
                                                                                    NOTE:  Please sign exactly as name appears
                                                                                    hereon.  For joint accounts both owners should
                                                                                    sign.  When signing as executor, administrator,
                                                                                    attorney, trustee or guardian, etc., please
                                                                                    sign your full title.

------------------------------------------------------------------------------------------------------------------------------------
                                                      DETACH PROXY CARD HERE


To Our Stockholders:

Whether or not you are able to attend our 1998 Annual Meeting of Stockholders, it is important that your shares be represented, no matter how many shares you own. Please complete and sign the proxy provided above, detach it at the perforation, and mail it in the enclosed postage-paid envelope addressed to Household International, c/o Harris Trust and Savings Bank.

Your vote will be kept permanently confidential as described in the enclosed Proxy Statement.

In order to reduce the number of duplicate mailings of proxy materials, Household has consolidated on a single proxy/voting instruction card all of your holdings in Household Common Stock registered under the identical name and tax identification number, including ownership that may be attributed to Household's Dividend Reinvestment & Common Stock Purchase Plan, our Employee Stock Purchase Plan, and our 401(k) employee benefit plan, the Tax Reduction Investment Plan ("TRIP"). The proxy also provides voting instructions for shares of Household Common Stock held in TRIP as disclosed in the Proxy Statement.

We look forward to receiving your voted proxy shortly!